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STAAR Surgical Reports Strong Second Quarter Financial Results

Total Sales of $18.2 Million Increased 14% from Q2 2012 / 20% Increase on Constant Currency Basis

Visian® ICL™ Sales Grew 31% to Record $11.3 Million

Visian ICL with CentraFLOW™ Technology Continues to Drive Growth

Company Increases Revenue Growth Metric for the Year

GAAP Net Income of $0.01 per share; Non-GAAP Adjusted Net Income of $0.05 per share

MONROVIA, CA, July 31, 2013 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported revenue for the second quarter ended June 28, 2013 of $18.2 million, which represented 14% growth compared to $15.9 million reported for the second quarter of 2012. The results included sales of $11.3 million of the Company’s Visian ICL product portfolio and $5.9 million of its IOL products. In addition, low margin Other Product sales increased to $1.0 million. The effect of foreign currency exchange during the quarter versus prior year second quarter reduced total sales by $1.0 million. On a constant currency basis revenues grew 20% during the second quarter of 2013 compared to the second quarter of 2012.

“We delivered a second consecutive quarter of solid revenue growth with some very positive trends that we believe can be built on over the next several quarters,” said Barry Caldwell, President and CEO. “In our focused major markets, our Visian ICL continues to gain share over LASIK. We have now successfully implanted over 20,000 ICLs with CentraFLOW and this technology continues to be a key growth driver. During June we received approval of the ICL with CentraFLOW in Argentina and Korea. The ICL with CentraFLOW launch events took place this month in Korea and also in India where we now expect to receive the final product approval during the third quarter. Based upon our experience in Europe, the wider approval range of the Visian ICL with CentraFLOW opens up the refractive market for increased market share gains.”

“We saw good growth in ICL revenues from all three of our regions despite the continued downward pressure on LASIK, added Mr. Caldwell. “Our European region grew 47% during the quarter driven by the new CentraFLOW technology, productivity from our expanded sales team in the region and the shift to a direct selling model in Spain. Our Asia Pacific region grew Visian ICL sales by 29% which was driven by 77% growth in China. With the growth renewal in China during the quarter that market was our number one market in Visian ICL revenues. During the second half of this year the region will have the new CentraFLOW approvals in Korea and India to drive incremental growth. North America grew ICL revenues by 9%. The U.S. continues to show market share gains as revenue grew 10% while units increased 15% during the quarter. Our competitors promoting LASIK continue to profile the U.S. as a very challenging market for refractive procedures.”

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“We sold our first nanoFLEX™ Toric IOLs in Europe during the quarter with encouraging results. IOL growth overall continued to be negatively impacted by KS IOL product supply and the worsening value of the yen. The negative impact from the value of the yen on IOL sales was $827,000 during the quarter. We had to suspend delivery of our new KS IOL products to China until we have additional supply which is dependent on our third party supplier. This interruption in supply for China resulted in reduced sales of $810,000 as compared to second quarter of 2012 and $347,000 sequentially. Our backorders in Europe increased to $1.2 million at the end of the second quarter.”

“Our manufacturing consolidation project remained basically on schedule as all IOLs and 21% of myopic ICLs through final inspection were manufactured in Monrovia during June. Throughout this three year process, supply and product quality have remained our priority. As a result of higher than expected demand for the Visian ICL during the first half of the year our ICL inventory levels in Switzerland have declined below our level of comfort. We need to build more ICL units during the second half for both the increased demand and inventory replenishment. In order to accomplish this we have decided to extend completion of our manufacturing consolidation initiative until the first half of 2014. By the end of December we expect to have two thirds of all myopic ICLs and one third of all TICLs manufactured in the U.S. as well as 100% of all IOL products. Production in Switzerland will continue into the first half of next year to build more robust inventory levels for our ICL products and we plan to begin a second shift in Monrovia at the end of August. We do not anticipate this slight shift will interfere with the planned use of all of the NOLs after consolidation,” Mr. Caldwell continued.

“We remain focused on expanding our market share and gaining additional approvals for our technology in key markets. I am encouraged that we have executed so well against the plan we laid out at the start of this year. While we expect to have continued headwinds due to the yen valuation, as a result of our performance during the first half of the year, and the positive momentum going into the second half of the year, we are increasing our annual revenue growth metric from the original 8 to 10% to the 12 to 14% range,” concluded Mr. Caldwell.

Gross profit margin for the quarter was 69.5% compared to 69.3% in the second quarter of 2012. The highest gross margin product, the Visian ICL, represented 62% of all revenue during the quarter. Gross margin expansion was limited primarily by a 23% sequential increase in very low margin IOL injector systems sales to a third party supplier for the buildup of their acrylic preloaded product supply, which appears in the Other Product sales category. These sales generated a gross margin considerably below the Company’s Visian ICL and IOL product lines gross margins. Those differences accounted for a 150 basis point difference in the gross margin results during the quarter which would have otherwise been 71%.

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Operating expenses for the second quarter of 2013 were $11.9 million, up 6.4% from the $11.2 million prior year period reflecting $613,000 in related charges associated with the Company’s manufacturing consolidation project and a $293,000 increase in sales and marketing expenses driven by the additions to the Company’s headcount throughout 2012. The effect of foreign currency exchange on overall operating expenses was a positive $505,000.

Income taxes increased to $599,000 during the second quarter of 2013 compared to $327,000 during the second quarter of 2012. The overall tax rate was 68.3% during the quarter and the estimated tax rate for 2013 has been increased to 45% due to the Company’s decision to extend the completion date of its manufacturing consolidation project to focus on meeting near term demand. Additionally, the effective tax rate for the quarter was negatively impacted because under GAAP jurisdictions with losses are excluded from the calculation for interim reporting purposes.

GAAP net income for the second quarter of 2013 was $278,000, or $0.01 on a per diluted share basis, compared with net loss of $491,000, or $0.01 on a per diluted share basis, in the second quarter of 2012, a $769,000 improvement. Adjusted net income (excluding manufacturing consolidation expenses, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and stock-based compensation expense) for the quarter ended June 28, 2013 was $1.8 million or $0.05 per diluted share versus adjusted net income for the year ago quarter of $1.2 million or $0.03 per diluted share. The reconciliation between GAAP and non-GAAP financial matters is provided with financial tables included with this release.

Cash and cash equivalents on June 28, 2013 totaled $19.7 million, compared to $19.2 million at the end of the first quarter of 2013. Cash generation from operations during the quarter was $788,000, which includes the use of $613,000 for the manufacturing consolidation project. The Company also used $799,000 for the purchase of property and equipment and generated $929,000 in proceeds from stock option exercises.

For the six month period ended June 28, 2013, sales increased to $36.2 million versus $31.5 million during the first half of 2012, a 15% increase in U.S. dollars and 21% increase in constant currency. Gross profit increased by 15%. Operating expenses increased $1.7 million or 7.6%, which included key investments of $1.5 million for the consolidation project ($262,000 above prior year) and incremental spending of $916,000 in sales and marketing. Operating income increased by $1.7 million during the six month period. Income taxes were $355,000 higher and the new medical device tax was $104,000. Net Income on a GAAP basis was $749,000 or $0.02 per diluted share and the non-GAAP adjusted net income increased to $5.0 million or $0.13 per diluted share basis as compared to $2.6 million or $0.07 per diluted share during the first half of 2012.

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Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	ICL sales represented 62.0% of total sales, compared to 54.0% of sales in Q2 2012.

•	ICL sales increased 31% to $11.3 million from $8.6 million in Q2 2012 reflecting a 27% increase in unit sales and a 3% increase in price.

•	Of total Visian ICLs the mix of TICLs was approximately 33% of units and 39% of dollars.

•	Overall sales in the Company’s 11 key markets reflected a 33% increase in revenues and 28% increase in units.

•	Key regulatory approvals were obtained during the quarter:

•	Visian ICL with CentraFLOW was approved in Korea and Argentina.

•	Progress was made in India with approval of the CentraFLOW technology expected within the third quarter.

•	The Company has been told by the FDA that the current intent is to take the TICL to the Advisory Panel. A date has not been established and the Company is responding to questions from the FDA and preparing the information needed for the Panel Package necessary for that meeting to occur.

Regional ICL Updates

Europe, Middle East, Africa (EMEA)

•	Visian ICL revenues grew by 47% while units increased 30% and price increased 13%.

•	Europe increased 52% in revenue due to gains from the CentraFLOW technology, and new sales personnel hired in 2012.

•	Spain grew 127% driven by the conversion from a distributor sales model to a direct model which occurred at the end of second quarter 2012. This provided end customer pricing for the market. Visian ICL unit growth was 100% for the quarter. During the second quarter of 2012 the Company credited the past distributor for their inventory in the market.

•	Strong growth was also seen in France +41%, Italy +35% and the UK +107%.

•	The Middle East revenues grew 37% after a very strong first quarter with the release of the Visian ICL with CentraFLOW.

•	Latin America grew 39% in revenue. Approval of the ICL with CentraFLOW in Argentina allowed the first orders to be placed late in the quarter.

Asia Pacific (APAC)

•	APAC grew 29% in revenue while units increased 28% and price increased 1%.

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•	China returned to more historical growth rates as revenues increased 77% while units increased 82%. The Company believes that the impact of the negative press on LASIK one year ago may now be subsiding.

•	Korea grew 7% as the distributor prepared for the first sales of the Visian CentraFLOW technology which was approved in late June with the official launch at the end of July.

•	Japan grew 12% in revenue with unit growth at 17% as revenue was negatively impacted by currency and price.

•	India grew 20% in revenue. Visian CentraFLOW was launched during a key meeting in early June and regulatory approval is expected during the third quarter.

North America (NA)

•	NA increased revenues by 9% while units increased 13% with a 3% decline in price.

•	Sales in the U.S. grew 10% while units grew 15% in a market with increasing evidence that LASIK procedures are declining or flat at best.

•	A major corporate provider of LASIK procedures reported their refractive procedures declined 10% in the U.S. during Q2 based upon their belief that new flexible spending account guidelines are having a negative impact on elective surgeries.

Recent Intraocular Lens (IOL) Highlights

•	Second quarter IOL sales were $5.9 million as compared to $6.8 million during the second quarter of 2012. The negative impact of foreign exchange was $827,000 for IOLs. Without the impact of foreign exchange, global IOL revenue would have declined by approximately 1% on a constant currency basis.

•	IOL gross margin declined from 60% in the second quarter of 2012 to 55% in the current quarter. This was driven primarily by the negative impact of foreign exchange as the preloaded silicone IOLs are cost based in U.S. dollars and primarily sold in yen. If not for this impact the gross margin would have remained at the 60% level for the quarter.

•	IOLs represented 32% of total sales in the second quarter of 2013, compared to 43% of total sales in the same period of the prior year.

•	The Company ended the quarter with approximately $1.2 million in backorders from European customers which is a 30% increase over the backorders at the end of the first quarter. The Company’s supplier of acrylic IOLs has been unable to meet the high demand for the new KS IOL products, but is working to increase supply during the second half of the year.

•	IOL sales in Japan represented 57% of all IOL revenues and 45% of all IOL units. During the quarter there was a 15% increase in units as compared to the second quarter of 2012. Units during the quarter increased by 2% over the first quarter of this year yet revenue declined by 6% due to the weakening of the yen value. In U.S. dollars, this reflects a flat performance to the prior year though a 21% increase in constant currency.

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•	Due to the lack of supply in the KS IOL products, the Company has suspended delivery of product to the China market. IOL revenues during the second quarter were $810,000 less than prior year and $347,000 less than the first quarter of this year.

•	Shipments of the nanoFLEX Toric IOL began late in the quarter to customers in Europe.

•	The newly enhanced nanoFLEX II IOLs were shipped along with the reading cards for the clinical trials which started during July. The protocol is designed to measure near and intermediate visual results as well as rotational stability.

Project Comet Update

•	The Company’s manufacturing consolidation project continued to be basically on plan through the first half of the year. The Company has decided that due to the higher demand needs resulting from increased sales of the Visian ICL products and the expected Visian Preloaded V5 ICL approval for Europe, to extend the completion date for consolidation until the first half of 2014.

•	Validations were successfully completed for the Visian Toric ICLs as expected and the Company plans to ship the first TICLs from Monrovia during the third quarter.

•	Sterile IOLs began shipping from Monrovia to Japan during the quarter and the Company exited the quarter with all IOLs globally being manufactured in Monrovia.

•	Manufacturing consolidation expenses were $613,000, as compared to $697,000 reported in the second quarter of 2012. Costs associated with the wind down of manufacturing operations in Japan are expected to decrease in the second half of the year.

2013 Metrics- Revenue Growth Metric Increased; Manufacturing Consolidation Extended

The Company updated its metrics as follows and will continue to report and update on each of the 2013 metrics quarterly:

•	Total revenue growth in the range of 12 to 14%, up from an original metric of 8 to 10%.

•	Gross margin expansion by a minimum of 250 bps for the year.

•	Profitable on a GAAP basis each quarter.

•	Continuous quarterly progress toward the full implementation of manufacturing consolidation from Japan and Switzerland facilities to the U.S. The timetable for complete implementation of this program has been extended to the first half of 2014. During the month of December the Company expects to have 100% of all IOL production, two thirds of ICLs and one third of TICLs manufactured in the U.S.

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Conference Call

The Company will host a conference call and video webcast today, July 31, 2013 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's second quarter 2013 financial results and recent corporate developments. The dial-in number for the conference call is 877-703-6105 for domestic participants and 857-244-7304 for international participants, both using a passcode 23510067.

The Company will also be using slides to illustrate its second quarter results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, both using passcode 40120994. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and Euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on our results when reported in U.S. dollars. When preparing its financial statements in conformance with GAAP, the Company translates foreign currency sales and expenses denominated in Japanese yen to dollars at the weighted average of exchange rates in effect during the period. As a result, the Company's reported performance may be significantly affected by currency fluctuations. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

“Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, Spain distribution transition expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

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We believe that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

We have excluded manufacturing consolidation and Spain distribution transition expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance. Expenses associated with the Company’s plans to consolidate its manufacturing operations to the U.S. are largely expected to be completed at the end of 2013 and the Spain distribution transition expenses were completed at the end of the first quarter of 2013.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under Statement of Financial Accounting Standards (“SFAS”) No. 123R. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 350,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

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Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash, effective tax rate or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; metrics for 2013; statements regarding new products, including but not limited to, expectations for success of new products in the U.S. or international markets or government approval of new products; future economic conditions or size of market opportunities; expected IOL backorder position; expected costs of Monrovia facility expansion; expected costs and savings from business consolidation plans and the timetable for those plans; statements of belief, including as to achieving 2013 growth plans or metrics; expected regulatory activities and approvals, product launches, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended December 28, 2012, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market, and a general decline in the demand for refractive surgery particularly in the U.S. and the Asia Pacific region, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the Visian ICL with CentraFLOW are not yet approved for sale in the United States.

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STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	June 28,	December 28,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$19,725	$21,675
Accounts receivable trade, net	10,342	8,543
Inventories, net	11,123	11,673
Prepaids, deposits, and other current assets	2,624	2,183
Total current assets	43,814	44,074
Property, plant, and equipment, net	6,147	5,439
Intangible assets, net	1,689	2,142
Goodwill	1,786	1,786
Deferred income taxes	189	187
Other assets	1,041	1,131
Total assets	$54,666	$54,759

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$5,100	$5,850
Accounts payable	3,809	5,129
Deferred income taxes	440	439
Obligations under capital leases	525	829
Other current liabilities	5,546	5,702
Total current liabilities	15,420	17,949
Obligations under capital leases	276	488
Deferred income taxes	1,014	885
Asset retirement obligations	386	707
Pension liability	2,909	2,988
Total liabilities	20,005	23,017

Stockholders' equity:
Common stock	366	364
Additional paid-in capital	165,327	162,251
Accumulated other comprehensive income	671	1,580
Accumulated deficit	(131,703)	(132,453)
Total stockholders' equity	34,661	31,742
Total liabilities and stockholders' equity	$54,666	$54,759

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STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended						Six Months Ended
	% of	June 28,	% of	June 29,	Fav (Unfav)		% of	June 28,	% of	June 29,	Fav (Unfav)
	Sales	2013	Sales	2012	Amount	%	Sales	2013	Sales	2012	Amount	%

Net sales	100.0%	$18,164	100.0%	$15,942	$2,222	13.9%	100.0%	$36,165	100.0%	$31,451	$4,714	15.0%

Cost of sales	30.5%	5,544	30.7%	4,897	(647)	-13.2%	30.1%	10,891	30.2%	9,504	(1,387)	-14.6%

Gross profit	69.5%	12,620	69.3%	11,045	1,575	14.3%	69.9%	25,274	69.8%	21,947	3,327	15.2%

Selling, general and administrative expenses:
General and administrative	21.6%	3,923	22.7%	3,633	(290)	-8.0%	21.8%	7,881	23.8%	7,493	(388)	-5.2%
Marketing and selling	31.2%	5,659	33.7%	5,366	(293)	-5.5%	30.3%	10,945	31.9%	10,029	(916)	-9.1%
Research and development	9.3%	1,686	9.5%	1,513	(173)	-11.4%	8.4%	3,052	9.7%	3,059	7	0.2%
Medical device tax	0.2%	45	0.0%	0	(45)	-100.0%	0.3%	104	0.0%	0	(104)	-100.0%
Selling, general, and administrative expenses	62.3%	11,313	65.9%	10,512	(801)	-7.6%	60.8%	21,982	65.4%	20,581	(1,401)	-6.8%
Other general and administrative expenses	3.4%	613	4.4%	697	84	12.1%	4.2%	1,514	4.0%	1,252	(262)	-20.9%

Total selling, general and administrative expenses	65.7%	11,926	70.3%	11,209	(717)	-6.4%	65.0%	23,496	69.4%	21,833	(1,663)	-7.6%

Operating income (loss)	3.8%	694	-1.0%	(164)	858	523.2%	4.9%	1,778	0.4%	114	1,664	1459.6%

Other income (expense):
Interest income	0.0%	8	0.0%	7	1	14.3%	0.0%	15	0.0%	7	8	114.3%
Interest expense	-0.2%	(41)	-0.4%	(67)	26	38.8%	-0.3%	(96)	-0.5%	(162)	66	40.7%
Gain (loss) on foreign currency transactions	0.4%	77	-1.6%	(249)	326	130.9%	-0.7%	(264)	-0.6%	(182)	(82)	-45.1%
Other income, net	0.8%	139	1.9%	309	(170)	-55.0%	0.6%	230	1.7%	523	(293)	-56.0%
Total other income (expense), net	1.0%	183	0.0%	0	183	100.0%	-0.3%	(115)	0.6%	186	(301)	-161.8%

Income (loss) before provision for income taxes	4.8%	877	-1.0%	(164)	1,041	634.8%	4.6%	1,663	1.0%	300	1,363	-454.3%

Provision for income taxes	3.3%	599	2.2%	327	(272)	-83.2%	2.5%	914	1.9%	559	(355)	-63.5%

Net income (loss)	1.5%	$278	-3.1%	$(491)	$769	156.6%	2.1%	$749	-0.8%	$(259)	$1,008	389.2%

Net income (loss) per share - basic		$0.01		$(0.01)				$0.02		$(0.01)
Net income (loss) per share - diluted		$0.01		$(0.01)				$0.02		$(0.01)

Weighted average shares outstanding - basic		36,496		36,257				36,461		36,164
Weighted average shares outstanding - diluted		38,342		36,257				37,887		36,164

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STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Six Months Ended
	June 28,	June 29,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$749	$(259)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	840	627
Amortization of intangibles	225	350
Deferred income taxes	129	82
Fair value adjustment of warrant	(27)	(207)
Loss on disposal of property and equipment	59	31
Stock-based compensation expense	2,019	1,481
Change in net pension liability	57	136
Accretion of asset retirement obligation	7	-
Other	111	71
Changes in working capital:
Accounts receivable trade, net	(2,229)	334
Inventories	71	(344)
Prepaids, deposits and other current assets	(507)	(138)
Accounts payable	(1,123)	(1,089)
Other current liabilities	(25)	153
Net cash provided by operating activities	356	1,228

Cash flows from investing activities:
Acquisition of property and equipment	(2,017)	(833)
Decrease in restricted cash, including reinvested interest	-	129
Net cash used in investing activities	(2,017)	(704)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(478)	(438)
Proceeds from exercise of stock options	952	950
Net cash provided by financing activities	474	512

Effect of exchange rate changes on cash and cash equivalents	(763)	(74)

Increase (decrease) in cash and cash equivalents	(1,950)	962
Cash and cash equivalents, at beginning of the period	21,675	16,582
Cash and cash equivalents, at end of the period	$19,725	$17,544

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STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended					Year Ended
		June 28,		June 29,	% Change		June 28,		June 29,	% Change
Geographic Sales		2013		2012	Fav (Unfav)		2013		2012	Fav (Unfav)
United States	17.4%	$3,154	20.2%	$3,216	-1.9%	17.7%	$6,394	20.3%	$6,390	0.1%

Japan	25.6%	4,648	25.7%	4,094	13.5%	25.9%	9,387	25.3%	7,951	18.1%
Korea	10.1%	1,834	10.8%	1,721	6.6%	10.7%	3,869	11.5%	3,624	6.8%
China	12.3%	2,230	13.4%	2,141	4.2%	11.9%	4,301	13.5%	4,247	1.3%
Spain	6.4%	1,163	3.3%	531	119.0%	6.8%	2,454	3.3%	1,041	135.7%
Other	28.2%	5,135	26.6%	4,239	21.1%	27.0%	9,760	26.1%	8,198	19.1%
Total International Sales	82.6%	15,010	79.8%	12,726	17.9%	82.3%	29,771	79.7%	25,061	18.8%

Total Sales	100.0%	$18,164	100.0%	$15,942	13.9%	100.0%	$36,165	100.0%	$31,451	15.0%

Product Sales
Core products
ICLs	62.0%	$11,261	54.0%	$8,606	30.9%	60.5%	$21,892	54.7%	$17,211	27.2%
IOLs	32.3%	5,863	42.5%	6,774	-13.4%	33.8%	12,211	41.8%	13,132	-7.0%
Total core products	94.3%	17,124	96.5%	15,380	11.3%	94.3%	34,103	96.5%	30,343	12.4%
Non-core products
Other	5.7%	1,040	3.5%	562	85.1%	5.7%	2,062	3.5%	1,108	86.1%
Total Sales	100.0%	$18,164	100.0%	$15,942	13.9%	100.0%	$36,165	100.0%	$31,451	15.0%

13

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
(in 000's)
Unaudited	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2013	2012	2013	2012
Net income (loss) - (as reported)	$278	$(491)	$749	$(259)
Less:
Manufacturing consolidation expenses	613	697	1,514	$1,252
Spain distribution transition cost	-	173	442	$173
Foreign currency impact	(77)	249	264	$182
Fair value adjustment of warrants	-	(222)	(27)	$(207)
Stock-based compensation expense	985	794	2,019	$1,481
Net income - (adjusted)	$1,799	$1,200	$4,961	$2,622

Net income (loss) per share, basic - (as reported)	$0.01	$(0.01)	$0.02	$(0.01)
Manufacturing consolidation expenses	$0.02	$0.02	$0.04	$0.03
Spain distribution transition cost	$-	$0.00	$0.01	$0.00
Foreign currency impact	$(0.00)	$0.01	$0.01	$0.01
Fair value adjustment of warrants	$-	$(0.01)	$(0.00)	$(0.01)
Stock-based compensation expense	$0.03	$0.02	$0.06	$0.04
Net income per share, basic - (adjusted)	$0.05	$0.03	$0.14	$0.07

Net income (loss) per share, diluted - (as reported)	$0.01	$(0.01)	$0.02	$(0.01)
Manufacturing consolidation expenses	$0.02	$-	$0.04	$0.03
Spain distribution transition cost	$-	$0.02	$0.01	$0.00
Foreign currency impact	$(0.00)	$0.00	$0.01	$0.00
Fair value adjustment of warrants	$-	$0.01	$(0.00)	$(0.01)
Stock-based compensation expense	$0.03	$(0.01)	$0.05	$0.04
Net income per share, diluted - (adjusted)	$0.05	$0.03	$0.13	$0.07

Weighted average shares outstanding - Basic	36,496	36,257	36,461	36,164
Weighted average shares outstanding - Diluted	38,342	38,369	37,887	38,406

Note:  Net income per share (adjusted), basic and diluted, may not add up due to rounding

14

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited
	Three Months Ended
	GAAP Sales
	June 28,	Effect of	Constant	June 29,	As Reported		Constant Currency
	2013	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$11,261	$41	$11,302	$8,606	$2,655	31%	$2,696	31%
IOL	5,863	827	6,690	6,774	(911)	-13%	(84)	-1%
Other	1,040	143	1,183	562	478	85%	621	110%
Total Sales	$18,164	$1,011	$19,175	$15,942	$2,222	14%	$3,233	20%

	Six Months Ended
	GAAP Sales
	June 28,	Effect of	Constant	June 29,	As Reported		Constant Currency
	2013	Currency	Currency	2012	$ Change	% Change	$ Change	% Change
ICL	$21,892	$74	$21,966	$17,211	$4,681	27%	$4,755	28%
IOL	12,211	1,473	13,684	13,132	(921)	-7%	552	4%
Other	2,062	213	2,275	1,108	954	86%	1,167	105%
Total Sales	$36,165	$1,760	$37,925	$31,451	$4,714	15%	$6,474	21%

15